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                                    [LETTERHEAD]




                         REPORT OF INDEPENDENT ACCOUNTANTS




To the Stockholders and
Board of Directors of
Hach Company:



We have reviewed the accompanying consolidated balance sheet of Hach Company and Subsidiaries as of July 29, 1995 and the related consolidated statements of income and retained earnings and cash flows for the three month periods ended July 29, 1995 and July 30, 1994. These financial statements are the responsibility of the Company's management.


We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.


Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.

Denver, Colorado
August 17, 1995